Exhibit 5.1

January 8, 2018

Board of Directors

Itron, Inc.

2111 N Molter Road

Liberty Lake, WA 99019

We have acted as legal counsel for Itron, Inc., a Washington corporation (the “Company”), for purposes of delivering this opinion letter in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933 covering 730,457 shares of Common Stock (the “Shares”) that may be issued (i) upon the exercise of options granted under the Silver Spring Networks, Inc. (“SSNI”) 2012 Equity Incentive Plan (the “SSNI Plan”) or outside of the SSNI Plan; (ii) to settle restricted stock units awarded by SSNI; and (iii) to settle performance stock units awarded by SSNI, in each case pursuant to the Agreement and Plan of Merger dated September 17, 2017, between the Company, SSNI and Ivory Merger Sub, Inc. (the “Merger Agreement”).

We have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion, including the (a) SSNI Plan, (b) form of SSNI Plan Stock Award Agreement, (c) form of SSNI Plan Global Award Agreement (Restricted Stock Units), (d) form of Inducement Stock Option Grant, (e) form of Inducement Restricted Stock Unit Award Agreement, and (f) form of Inducement Performance Stock Unit Award Agreement (collectively, the “Grant Documents”). We have assumed all documents submitted to us were accurate, duly executed and not subsequently altered. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought to independently verify such matters. Our opinion is expressed only with respect to the Washington Business Corporation Act.

Based on the foregoing, it is our opinion that all action necessary to make the Shares validly issued, fully paid and non-assessable will have been taken when the Shares are issued in accordance with the applicable Grant Documents and the Merger Agreement.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Stoel Rives LLP
STOEL RIVES LLP